DATE: March 1, 2021
XENIA HOTELS & RESORTS REPORTS FOURTH QUARTER
AND FULL YEAR 2020 RESULTS
Orlando, FL – March 1, 2021 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced results for the quarter and full year ended December 31, 2020.
Fourth Quarter 2020 Highlights
•Net Income: Net income attributable to common stockholders was $24.3 million, or $0.22 per share.
•Adjusted EBITDAre: Adjusted EBITDAre was $(10.1) million.
•Adjusted FFO per Diluted Share: Adjusted FFO per diluted share was $(0.24).
•Same-Property RevPAR: The Company had its entire Same-Property portfolio (34 properties) open and operating during the entire fourth quarter. These properties achieved RevPAR of $50.82, as a result of occupancy of 27.8% and an ADR of $182.64.
•Transaction Activity: The Company sold four hotels for a total sales price of approximately $391 million.
•Financing Activity: The Company completed a $200 million add-on to its existing 6.375% senior notes (the "Senior Notes") and entered into further amendments on its corporate credit facilities which extended the maturity date on its revolving credit facility two years through February 2024 and the waiver period for the testing of the financial covenants through year-end 2021, with relaxed financial covenants through the first quarter of 2023. Net proceeds from the issuance, along with cash on hand, were utilized to pay off its two term loans maturing in 2022 and the $51 million mortgage loan collateralized by Marriott Dallas Downtown and to repay a portion of the Company's revolving credit facility. Additionally, in connection with the sale of Residence Inn Boston Cambridge the buyer assumed the existing mortgage loan collateralized by the hotel.
Full Year 2020 Highlights
•Net Loss: Net loss attributable to common stockholders was $163.3 million, or $1.44 per share.
•Adjusted EBITDAre: Adjusted EBITDAre was $(51.7) million.
•Adjusted FFO per Diluted Share: Adjusted FFO per diluted share was $(0.82).
•Same-Property RevPAR: Same-Property RevPAR was $57.45, as a result of occupancy of 28.3% and an ADR of $203.00.
•Hotel Status: Due to the material adverse impact of COVID-19 on the travel and lodging industry, the Company temporarily suspended operations at 31 of its 39 hotels and resorts between March and April 2020. The Company’s remaining eight properties continued operating at levels which reflected significantly reduced demand. The Company recommenced operations at 30 of its hotels and resorts between May and October 2020, and sold four hotels in the fourth quarter of 2020. As a result, as of December 31, 2020, 34 of the Company's 35 hotels and resorts were open and operating.

•Financing Activity: The Company issued $500 million in Senior Notes. Net proceeds from the Senior Notes along with the net proceeds from the four assets sold in the fourth quarter and cash on hand were used to pay off $300 million of term loans maturing in 2022 and the $51 million mortgage loan collateralized by Marriott Dallas Downtown, and to repay a portion of the outstanding balance on the Company's revolving credit facility resulting in $163 million outstanding.
Year to Date 2021 Highlights
•34 of the Company's 35 hotels and resorts continue to be open and operating, representing approximately 94% of the Company's total room count.
•As of March 1, 2021, the Company has approximately $710 million of liquidity, including cash and cash equivalents and availability under its revolving credit facility, reflecting a $40 million reduction in liquidity as compared to year-end 2020 driven by the timing of debt service and property insurance payments.
•Same-Property RevPAR for January was $41.83, as a result of occupancy of 24.5% and an ADR of $170.41.
•The Company estimates that Same-Property RevPAR for February was approximately $61, as a result of occupancy of approximately 33% and an ADR of approximately $183.
“While 2020 was an incredibly challenging year due to the impact of the COVID-19 pandemic on the hospitality industry and the Company, I am proud of the way our associates and the employees at our hotels and resorts responded to these challenges throughout the year,” commented Marcel Verbaas, Chairman and Chief Executive Officer of Xenia. “Our team reacted swiftly and decisively across several fronts in order to manage through the unprecedented conditions of 2020 and position the Company for success.”

“By the beginning of the fourth quarter, 34 of our current 35 properties were open and operating, representing 94% of our current room count. We improved our balance sheet during the quarter, resulting in year-end liquidity of approximately $750 million, representing several years of runway at current demand levels. By selling four assets during the quarter, we believe the overall quality of our portfolio and its growth outlook is the best it has been since we have been publicly listed. We feel that our portfolio’s many attributes, including our significant focus on locations in the Sunbelt and key leisure destinations, to our affiliation with the best brands and our pure-play luxury and upper upscale mix, position us well for future growth. Finally, over the last year, we further strengthened our relationships with key constituents, such as our hotel operators, lenders, and other industry participants, giving us further confidence in our prospects.”

“As to the evolution of demand during the second half of 2020, while corporate transient and group demand remained muted, leisure demand continued to improve. Despite the seasonally weaker months of November and December, we saw a sequential improvement in the fourth quarter, as compared to the third quarter. Our fourth quarter Same-Property RevPAR increased approximately 20% compared to the prior quarter. Our fourth quarter Same-Property Hotel EBITDA loss was approximately $3 million, compared to a loss of over $14 million in the prior quarter. Further, 13 of our 35 hotels achieved positive Hotel EBITDA in the fourth quarter. We are encouraged by recent leisure booking strength and are hopeful for continued improvement in corporate transient and group activity in the months ahead, particularly as the pace of vaccinations accelerates.”

Operating Results
The Company’s results include the following:

	Three Months Ended December 31,				Year Ended December 31,
	2020	2019	Change		2020	2019	Change
	($ amounts in thousands, except hotel statistics and per share amounts)
Net income (loss) attributable to common stockholders(1)	$24,277	$15,610	55.5%		$(163,330)	$55,400	(394.8)%
Net income (loss) per share available to common stockholders - basic and diluted	$0.22	$0.14	57.1%		$(1.44)	$0.49	(393.9)%

Same-Property Number of Hotels	34	34	—		34	34	—
Same-Property Number of Rooms(2)	9,411	9,412	(1)		9,411	9,412	(1)
Same-Property Occupancy(3)	27.8%	72.9%	(4,510)	bps	28.3%	76.3%	(4,800)	bps
Same-Property Average Daily Rate(3)	$182.64	$221.40	(17.5)%		$203.00	$223.26	(9.1)%
Same-Property RevPAR(3)	$50.82	$161.36	(68.5)%		$57.45	$170.29	(66.3)%
Same-Property Hotel EBITDA(3)(4)	$(2,938)	$66,149	(104.4)%		$(21,826)	$275,652	(107.9)%
Same-Property Hotel EBITDA Margin(3)(4)	(4.0)%	26.7%	(3,073)	bps	(6.4)%	27.6%	(3,397)	bps

Total Portfolio Number of Hotels(2)	35	39	(4)		35	39	(4)
Total Portfolio Number of Rooms(2)	10,011	11,245	(1,234)		10,011	11,245	(1,234)
Total Portfolio RevPAR(5)	$47.08	$158.25	(70.2)%		$53.88	$168.43	(68.0)%

Adjusted EBITDAre(4)	$(10,094)	$71,994	(114.0)%		$(51,733)	$302,118	(117.1)%
Adjusted FFO(4)	$(27,781)	$65,749	(142.3)%		$(93,967)	$250,598	(137.5)%
Adjusted FFO per diluted share(4)	$(0.24)	$0.58	(141.4)%		$(0.82)	$2.19	(137.4)%
1.Net income for the three months and loss for the year ended December 31, 2020 reflects the impact of a gain on sale of investment properties of $93.6 million in the fourth quarter. Net loss for the year ended December 31, 2020, also reflects $29.0 million of non-cash impairment charges and $28.8 million in other income as a result of forfeited deposits from terminated transactions.
2.As of end of periods presented.
3."Same-Property” includes all hotels owned as of December 31, 2020, except for Hyatt Regency Portland at the Oregon Convention Center, which commenced operations in late December 2019. Includes hotels that had temporarily suspended operations for a portion of the year ended December 31, 2020, as if all hotels rooms were available for sale. "Same-Property" also includes disruption from the COVID-19 pandemic in 2020, renovation disruption for multiple capital projects during the periods presented, and excludes the NOI guaranty payment at Andaz San Diego.
4.See tables later in this press release for reconciliations from net income (loss) to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre"), Adjusted EBITDAre, Funds From Operations ("FFO"), Adjusted FFO, and Same-Property Hotel EBITDA. EBITDA, EBITDAre, Adjusted EBITDAre, FFO, Adjusted FFO, Same-Property Hotel EBITDA, and Same-Property Hotel EBITDA Margin are non-GAAP financial measures. During the third quarter of 2020, the Company changed the year-to-date presentation of Adjusted EBITDAre and Adjusted FFO to exclude income attributed to forfeited deposits recognized from terminated transactions as it was considered non-recurring investment activity, which included $28.8 million of other income that was recognized in 2020.
5.Results of all hotels as owned during the periods presented, including the results of hotels sold or acquired for the actual period of ownership by the Company. Includes hotels that had temporarily suspended operations for the three months and a portion of the year ended December 31, 2020, as if all hotels rooms were available for sale.

Operations Update
As of December 31, 2020, 34 of the Company's 35 hotels and resorts were open and operating. The following tables provide monthly operating data for the fourth quarter 2020 and quarterly data for the Company’s portfolio since the second quarter of 2020. This information includes only the days the hotels and resorts were open and operating during the periods presented and owned as of December 31, 2020, categorized by timing of recommencement of operations.

	October 2020	November 2020	December 2020	Fourth Quarter 2020
All Properties Operating during the Periods Presented(1,2)
Number of Hotels	34	34	34	34
Number of Rooms	9,412	9,412	9,411	9,411
Occupancy	33.8%	25.9%	23.7%	27.8%
Average Daily Rate	$192.82	$176.71	$174.37	$182.64
RevPAR	$65.22	$45.78	$41.30	$50.82

	Second Quarter 2020	Third Quarter 2020	Fourth Quarter 2020
7 Hotels that Never Suspended Operations in 2020(3)
Number of Hotels	7	7	7
Number of Rooms	1,124	1,124	1,124
Occupancy	8.9%	35.6%	32.9%
Average Daily Rate	$172.69	$167.27	$159.76
RevPAR	$15.44	$59.62	$52.53

5 Hotels that Recommenced Operations in May(1)
Number of Hotels	5	5	5
Number of Rooms	495	495	494
Occupancy	43.7%	50.4%	59.6%
Average Daily Rate	$207.46	$210.24	$241.70
RevPAR	$90.75	$105.88	$144.08

11 Hotels that Recommenced Operations in June
Number of Hotels	11	11	11
Number of Rooms	4,529	4,529	4,529
Occupancy	21.9%	25.5%	26.0%
Average Daily Rate	$180.59	$158.81	$167.35
RevPAR	$39.57	$40.50	$43.57

8 Hotels that Recommenced Operations in July
Number of Hotels		8	8
Number of Rooms		1,963	1,963
Occupancy		27.9%	26.4%
Average Daily Rate		$190.96	$181.45
RevPAR		$53.34	$47.87

All Properties Operating during Some or All of the Periods Presented(1,2,3)
Number of Hotels	23	33	34
Number of Rooms	6,148	8,943	9,411
Occupancy	17.6%	28.8%	27.8%
Average Daily Rate	$186.25	$172.07	$182.64
RevPAR	$32.8	$49.58	$50.82
1.One room at Grand Bohemian Hotel Mountain Brook, Autograph Collection was taken out of inventory in December 2020.
2.Includes operating information for two properties that recommenced operations in September 2020 and one in October 2020.
3.One hotel temporarily suspended operations in June due to property damage sustained during protests in the market.

Transactions
•In October, the Company sold the 221-room Residence Inn Boston Cambridge in Cambridge, Massachusetts for a price of $107.5 million, or approximately $486,500 per key.
•Also in October, the Company completed the sale of the 275-room Marriott Napa Valley Hotel & Spa in Napa, California for a price of $100.1 million, or approximately $364,000 per key.
•In November, the Company sold the 245-room Hotel Commonwealth in Boston, Massachusetts for $113.0 million, or approximately $461,000 per key.
•Also in November, the Company completed the sale of the 492-room Renaissance Austin Hotel in Austin, Texas for a price of $70.0 million, or approximately $142,000 per key.
“After potential buyers failed to close on three agreed-upon transactions during the first half of the year, our transaction-oriented mindset and significant lodging industry deal experience allowed us to quickly pivot,” said Mr. Verbaas. “We were pleased with the execution and pricing on the four dispositions that we completed in the fourth quarter. As a result of these transactions, we improved the quality profile and growth prospects of our portfolio while also strengthening the balance sheet. Creating additional liquidity through the sale of assets is a testament to the high-quality and broad desirability of our portfolio. Over the last several years, we have improved our portfolio, through both transactions and significant capital expenditures, such that it is well positioned to capture recovering demand. Looking ahead, we believe that our transaction acumen will remain a key strength and expect it to drive continued outperformance.”

Capital Markets
In October, the Company issued an additional $200 million aggregate principal amount of Senior Notes at a price equal to 100.25% of face value as a follow-on to its issuance of $300 million of 6.375% Senior Notes in August. Proceeds from the add-on notes offering, along with cash on hand, were used to pay off the two term loans maturing in 2022 and the $51 million mortgage loan collateralized by the Marriott Dallas Downtown, and to repay a portion of the outstanding balance on the Company's revolving credit facility resulting in $163 million outstanding. Additionally, in connection with the sale of Residence Inn Boston Cambridge, the buyer assumed the approximately $60 million mortgage loan collateralized by the hotel.
Also in October, in connection with the issuance of the additional Senior Notes, the Company entered into further amendments on its corporate credit facilities. Key terms of the amendments include the following:
•Increased commitments under the revolving credit facility by $23 million to $523 million through February 2022, after which the total commitments will decrease to $450 million through February 2024, reflecting a two year extension of the maturity date.
•Extension of the waiver period for the testing of the financial covenants through year end 2021 and extending the modification of certain financial covenants, once quarterly testing resumes, through the first quarter of 2023 (the "Covenant Waiver Period").
•Modification of the application of mandatory prepayments.
•Extension of the minimum liquidity covenant through the second quarter of 2022.
During the fourth quarter, the Company did not repurchase any shares of common stock. The Company repurchased a total of 165,516 shares of common stock for total consideration of $2.3 million in 2020. As of December 31, 2020, the Company had approximately $94.7 million remaining under its share repurchase authorization.
During the year ended December 31, 2020, the Company did not issue any shares of its common stock through its At-The-Market ("ATM") program. As of December 31, 2020, the Company had approximately $62.6 million remaining available for sale under the ATM program.

Liquidity and Balance Sheet
As of December 31, 2020, the Company had total outstanding debt of $1.4 billion with a weighted-average interest rate of 4.78%. The Company had approximately $390 million of cash and cash equivalents, which included approximately $28 million of cash held in property-level working capital accounts. As a result of its recent capital markets activity, the Company has addressed all near-term maturities with its next maturity occurring in 2023 and had approximately $750 million in total liquidity as of December 31, 2020, including availability under the revolving credit facility. In addition, the Company held approximately $39 million of restricted cash and escrows at the end of the fourth quarter.
Capital Expenditures
During the fourth quarter and year ended December 31, 2020, the Company invested $11.1 million and $69.2 million in its portfolio, respectively.
The Company completed the majority of its transformational renovation at Park Hyatt Aviara Resort, Golf Club & Spa and reopened the resort on September 30, 2020. The renovation included the following components:
•Guestrooms and Corridors - Full renovation. Completed in the first quarter of 2020.
•Meeting Space - Full renovation of ballrooms, meeting rooms, and pre-function spaces and conversion of the prior game room to breakout meeting rooms. Completed in the first quarter of 2020.
•Lobby - Expansive redesign of the lobby area including the introduction of Top Golf-branded virtual swing suites, flexible rotating F&B space, and construction of a grand stair connecting the lobby level to a completely renovated 1st level outdoor event lawn. Completed in the third quarter of 2020.
•Food & Beverage Outlets - Major renovation of all venues, including the lobby bar, expanded covered outdoor terrace, creation of Ponto Lago, a three-meal restaurant with an exhibition kitchen, and conversion of the existing breakfast venue to event space. Completed in the fourth quarter of 2020.
•Pool and Outdoor Amenities - Major renovation of pool area and water amenities including the addition of water slides, a splash pad, and permanent cabanas, renovation of the outdoor meeting space, upgrades to exterior landscaping including extensive use of synthetic turf, repainting of the building exterior and recoating of all flat roofs. Completed in the fourth quarter of 2020.
•Golf Clubhouse - Conversion of the traditional steakhouse concept at the Golf Clubhouse to a vintage California cuisine concept by Richard Blais. Anticipated to be complete in the first quarter of 2021.
The total cost of this transformative renovation is anticipated to be approximately $52 million.
Additionally during the quarter, the Company completed the renovation of the existing ballroom and meeting space at Hyatt Regency Grand Cypress.
Impairment Loss
During the full year 2020, the Company recorded non-cash impairment charges of $20.1 million related to the write-off of goodwill at Andaz Savannah and Bohemian Hotel Savannah Riverfront, Autograph Collection, and an $8.9 million impairment loss related to the sale of Renaissance Austin Hotel.
2021 Outlook and Guidance
The Company does not expect to issue earnings guidance until it has more clarity on fundamentals and trends within the industry. The Company is providing the following guidance on certain corporate expenses:
•General and administrative expenses are projected to be approximately $19 million, excluding non-cash share-based compensation.
•Interest expense is projected to be approximately $68 million, excluding non-cash loan related costs.
•Capital expenditures are projected to be approximately $40 million, with planned expenditures more heavily weighted to the second half of the year. This projection could change depending on market conditions.

Fourth Quarter 2020 Earnings Call
The Company will conduct its quarterly conference call on Monday, March 1, 2021 at 1:00 PM Eastern Time. To participate in the conference call, please dial (855) 656-0921. Additionally, a live webcast of the conference call will be available through the Company’s website, www.xeniareit.com. A replay of the conference call will be archived and available online through the Investor Relations section of the Company’s website for 90 days.
About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests in uniquely positioned luxury and upper upscale hotels and resorts with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 35 hotels and resorts comprising 10,011 rooms across 15 states. Xenia’s hotels are in the luxury and upper upscale segments, and are operated and/or licensed by industry leaders such as Marriott, Hyatt, Kimpton, Fairmont, Loews, Hilton, and The Kessler Collection. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative,” references to "outlook" and "guidance," and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, strategies, the outlook related to the effects of the COVID-19 pandemic, including on the demand for travel, transient and group business, the timing of hotel reopenings, the level of expenses incurred in connection with hotel reopenings, capital expenditures, timing of renovations, status of escrows related to transactions, financial performance, prospects or future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the impact of the COVID-19 pandemic, including on the demand for travel, transient and group business, and levels of consumer confidence; (ii) actions that governments, businesses, and individuals take in response to the COVID-19 pandemic or any future resurgence of COVID-19 including variants of the virus, including limiting or banning travel; (iii) the impact of the COVID-19 pandemic and actions taken in response to the pandemic or any future resurgence on global, national, or regional economies, travel and economic activity, including the duration and magnitude of its impact on unemployment rates and consumer discretionary spending; (iv) the ability of hotel managers to successfully navigate the impacts of the COVID-19 pandemic; (v) the pace of recovery following the COVID-19 pandemic or any future resurgence; (vi) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly; (vii) risks associated with the hotel industry, including competition, increases in wages and benefits, energy costs and other operating costs, actual or threatened terrorist attacks, information technology failures, downturns in general and local economic conditions, prolonged periods of civil unrest in our markets, and cancellation of or delays in the completion of anticipated demand generators; (viii) the availability and terms of financing and capital and the general volatility of securities markets; (ix) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws; (x) interest rate increases; (xi) ability to successfully negotiate amendments and covenant waivers with its unsecured and secured indebtedness; (xii) ability to comply with covenants, restrictions, and limitations in any existing or revised loan agreements with our unsecured and secured lenders; (xiii) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs; (xiv) the possibility of uninsured or underinsured losses, including those relating to natural disasters, terrorism, government shutdowns and closures, civil unrest, or cyber incidents; (xv) risks associated with redevelopment and repositioning projects, including delays and cost overruns; (xvi) levels of spending in business and leisure segments as well as consumer confidence; (xvii) declines in occupancy and average daily rate, (xviii) the seasonal and cyclical nature of the real estate and hospitality businesses, (xix) changes in distribution arrangements, such as through Internet travel intermediaries; (xx) relationships with labor unions and changes in labor laws, including increases to minimum wages; (xxi) the impact of changes in the tax code and uncertainty as to how some of those changes may be applied; (xxii) monthly cash expenditures and the uncertainty around predictions; and (xxiii) the risk factors discussed in the Company’s Annual Report on Form 10-K, as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.xeniareit.com.
All information in this press release is as of the date of its release. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.
Availability of Information on Xenia's Website
Investors and others should note that Xenia routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts, and the Investor Relations section of Xenia's website. While not all the information that the Company posts to the Xenia website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Xenia to review the information that it shares at the Investor Relations link located on www.xeniareit.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Email Alerts / Investor Information" in the "Corporate Overview" section of Xenia’s Investor Relations website at www.xeniareit.com.
Contact:
Atish Shah, Executive Vice President and Chief Financial Officer, Xenia Hotels & Resorts, (407) 246-8100
For additional information or to receive press releases via email, please visit our website at www.xeniareit.com.

Xenia Hotels & Resorts, Inc.
Consolidated Balance Sheets
As of December 31, 2020 and 2019
($ amounts in thousands)

	December 31, 2020	December 31, 2019
Assets	(Unaudited)	(Audited)
Investment properties:
Land	$446,855	$483,052
Buildings and other improvements	2,949,114	3,270,056
Total	$3,395,969	$3,753,108
Less: accumulated depreciation	(827,501)	(826,738)
Net investment properties	$2,568,468	$2,926,370
Cash and cash equivalents	389,823	110,841
Restricted cash and escrows	38,963	84,105
Accounts and rents receivable, net of allowance for doubtful accounts	8,966	36,542
Intangible assets, net of accumulated amortization	6,456	28,997
Other assets	66,927	76,151
Total assets	$3,079,603	$3,263,006
Liabilities
Debt, net of loan premiums, discounts and unamortized deferred financing costs	$1,374,480	$1,293,054
Accounts payable and accrued expenses	62,676	88,197
Distributions payable	202	31,802
Other liabilities	75,382	74,795
Total liabilities	$1,512,740	$1,487,848
Commitments and Contingencies
Stockholders' equity
Common stock, $0.01 par value, 500,000,000 shares authorized, 113,755,513 and 112,670,757 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	1,138	1,127
Additional paid in capital	2,080,364	2,060,924
Accumulated other comprehensive loss	(14,425)	(4,596)
Accumulated distributions in excess of net earnings	(513,002)	(318,434)
Total Company stockholders' equity	$1,554,075	$1,739,021
Non-controlling interests	12,788	36,137
Total equity	$1,566,863	$1,775,158
Total liabilities and equity	$3,079,603	$3,263,006

Xenia Hotels & Resorts, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
For the Three Months and Years Ended December 31, 2020 and 2019
($ amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)	(Audited)
Revenues:
Rooms revenues	$45,410	$162,573	$217,960	$686,485
Food and beverage revenues	18,270	99,347	105,857	382,031
Other revenues	11,967	20,265	45,959	80,571
Total revenues	$75,647	$282,185	$369,776	$1,149,087
Expenses:
Rooms expenses	15,527	39,751	71,986	162,853
Food and beverage expenses	18,036	63,336	93,487	247,487
Other direct expenses	3,233	7,483	12,996	30,076
Other indirect expenses	31,121	70,817	161,418	285,920
Management and franchise fees	2,434	11,418	11,646	46,521
Total hotel operating expenses	$70,351	$192,805	$351,533	$772,857
Depreciation and amortization	34,851	36,367	146,511	155,128
Real estate taxes, personal property taxes and insurance	11,155	11,216	50,955	50,184
Ground lease expense	428	1,085	2,031	4,403
General and administrative expenses	5,745	7,759	30,402	30,732
Gain on business interruption insurance	—	—	—	(823)
Acquisition, terminated transaction and pre-opening expenses	1	7	994	954
Impairment and other losses	—	9,400	29,044	24,171
Total expenses	$122,531	$258,639	$611,470	$1,037,606
Operating (loss) income	$(46,884)	$23,546	$(241,694)	$111,481
Gain (loss) on sale of investment properties	93,630	(947)	93,630	(947)
Other income	(424)	355	28,911	895
Interest expense	(18,373)	(11,345)	(61,975)	(48,605)
Loss on extinguishment of debt	(1,625)	—	(1,625)	(214)
Net income (loss) before income taxes	$26,324	$11,609	$(182,753)	$62,610
Income tax (expense) benefit	(982)	4,477	15,867	(5,367)
Net income (loss)	$25,342	$16,086	$(166,886)	$57,243
Net (income) loss attributable to non-controlling interests	(1,065)	(476)	3,556	(1,843)
Net income (loss) attributable to common stockholders	$24,277	$15,610	$(163,330)	$55,400

Xenia Hotels & Resorts, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss) - Continued
For the Three Months and Years Ended December 31, 2020 and 2019
($ amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Basic and diluted earnings (loss) per share:	(Unaudited)		(Unaudited)	(Audited)
Net income (loss) per share available to common stockholders - basic and diluted	$0.22	$0.14	$(1.44)	$0.49
Weighted-average number of common shares (basic)	113,731,752	112,641,889	113,489,015	112,636,123
Weighted-average number of common shares (diluted)	114,121,852	112,917,940	113,489,015	112,918,598

Comprehensive Income (Loss):
Net income (loss)	$25,342	$16,086	$(166,886)	$57,243
Other comprehensive income (loss):
Unrealized gain (loss) on interest rate derivative instruments	264	2,302	(18,133)	(14,401)
Reclassification adjustment for amounts recognized in net income (loss) (interest expense)	2,840	(106)	7,969	(3,510)
Comprehensive income (loss) attributable to non-controlling interests:	$28,446	$18,282	$(177,050)	$39,332

Comprehensive (income) loss attributable to non-controlling interests	(1,139)	(547)	3,891	(1,270)
Comprehensive income (loss) attributable to the Company	$27,307	$17,735	$(173,159)	$38,062

Non-GAAP Financial Measures
The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of operating performance: EBITDA, EBITDAre, Adjusted EBITDAre, Same-Property Hotel EBITDA, Same-Property Hotel EBITDA Margin, FFO, Adjusted FFO, and Adjusted FFO per diluted share. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.
EBITDA, EBITDAre and Adjusted EBITDAre
EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company considers EBITDA useful to an investor regarding results of operations, in evaluating and facilitating comparisons of operating performance between periods and between REITs by removing the impact of capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and along with FFO and Adjusted FFO, it is used by management in the annual budget process for compensation programs.
We then calculate EBITDAre in accordance with standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines EBITDAre as EBITDA plus or minus losses and gains on the disposition of depreciated property, including gains/losses on change of control, plus impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of the depreciated property in the affiliate, and adjustments to reflect the entity's share of EBITDAre of unconsolidated affiliates.
We further adjust EBITDAre to exclude the impact of non-controlling interests in consolidated entities other than our Operating Partnership Units because our Operating Partnership Units may be redeemed for common stock. We believe it is meaningful for the investor to understand Adjusted EBITDAre attributable to all common stock and Operating Partnership unit holders. We also adjust EBITDAre for certain additional items such as depreciation and amortization related to corporate assets, hotel property acquisition, terminated transaction and pre-opening expenses, amortization of share-based compensation, non-cash ground rent and straight-line rent expense, the cumulative effect of changes in accounting principles, and other costs we believe do not represent recurring operations and are not indicative of the performance of our underlying hotel property entities. We believe Adjusted EBITDAre attributable to common stock and unit holders provides investors with another financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
Same-Property Hotel EBITDA and Same-Property Hotel EBITDA Margin
Same-Property hotel data includes the actual operating results for all hotels owned as of the end of the reporting period. We then adjust the Same-Property hotel data for comparability purposes by including pre-acquisition operating results of asset(s) acquired during the period, which provides the investor a basis for understanding the acquisition(s) historical operating trends and seasonality. The pre-acquisition operating results for the comparable period are obtained from the seller and/or manager of the hotels during the acquisition due diligence process and have not been audited or reviewed by our independent auditors. We further adjust the Same-Property hotel data to remove dispositions during the respective reporting periods, and, in certain cases, hotels that are not fully open due to significant renovation, re-positioning, or disruption or whose room counts have materially changed during either the current or prior year as these historical operating results are not indicative of or expected to be comparable to the operating performance of our hotel portfolio on a prospective basis.
Same-Property Hotel EBITDA represents net income excluding: (1) interest expense, (2) income taxes, (3) depreciation and amortization, (4) corporate-level costs and expenses, (5) hotel acquisition and terminated transaction costs, and (6) certain state and local excise taxes resulting from our ownership structure. We believe that Same-Property Hotel EBITDA provides our investors a useful financial measure to evaluate our hotel operating performance, excluding the impact of our capital structure (primarily interest expense), our asset base (primarily depreciation and amortization), income taxes, and our corporate-level expenses (corporate expenses and hotel acquisition and terminated transaction costs). We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and the effectiveness of our third-party management companies that operate our business on a property-level basis. Same-Property Hotel EBITDA Margin is calculated by dividing Same-Property Hotel EBITDA by Same-Property Total Revenues.
As a result of these adjustments the Same-Property hotel data we present does not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and comprehensive (loss) income include such amounts, all of which should be considered by investors when evaluating our performance.
We include Same-Property hotel data as supplemental information for investors. Management believes that providing Same-Property hotel data is useful to investors because it represents comparable operations for our portfolio as it exists at the end of the respective reporting periods presented, which allows investors and management to evaluate the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at Same-Property hotels or from other factors, such as the effect of acquisitions or dispositions.
FFO and Adjusted FFO
The Company calculates FFO in accordance with standards established by Nareit, as amended in the December 2018 restatement whitepaper, which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. The Company believes that the presentation of FFO provides useful supplemental information to investors regarding operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales for real estate, impairments of real estate assets, extraordinary items and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. The Company believes that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. The calculation of FFO may not be comparable to measures calculated by other companies who do not use the Nareit definition of FFO or do not calculate FFO per diluted share in accordance with Nareit guidance. Additionally, FFO may not be helpful when comparing Xenia to non-REITs. The Company presents FFO attributable to common stock and unit holders, which includes its Operating Partnership units because its Operating Partnership units may be redeemed for common stock. The Company believes it is meaningful for the investor to understand FFO attributable to common stock and units holders.
We further adjust FFO for certain additional items that are not in Nareit’s definition of FFO such as hotel property acquisition, terminated transaction and pre-opening expenses, amortization of debt origination costs and share-based compensation, non-cash ground rent and straight-line rent expense, operating results from properties that are sold and other items we believe do not represent recurring operations. We believe that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of our operating performance.
Adjusted FFO per diluted share
The diluted weighted-average common share count used for the calculation of Adjusted FFO per diluted share differs from diluted weighted-average common share count used to derive net income per share available to common stockholders. The Company calculates Adjusted FFO per diluted share by dividing the Adjusted FFO by the diluted weighted-average number of shares of common stock outstanding plus the weighted-average vested Operating Partnership units. Any anti-dilutive securities are excluded from the diluted earnings per-share calculation.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income (Loss) to EBITDA, EBITDAre, Adjusted EBITDAre and Same-Property Hotel EBITDA
For the Three Months and Years Ended December 31, 2020 and 2019
(Unaudited)
($ amounts in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income (loss)	$25,342	$16,086	$(166,886)	$57,243
Adjustments:
Interest expense	18,373	11,345	61,975	48,605
Income tax expense (benefit)	982	(4,477)	(15,867)	5,367
Depreciation and amortization	34,851	36,367	146,511	155,128
EBITDA	$79,548	$59,321	$25,733	$266,343
Impairment and other losses(1)	—	9,400	29,044	24,171
(Gain) loss on sale of investment properties	(93,630)	947	(93,630)	947
EBITDAre	$(14,082)	$69,668	$(38,853)	$291,461

Reconciliation to Adjusted EBITDAre
Depreciation and amortization related to corporate assets	(99)	(96)	(392)	(399)
Loss on extinguishment of debt	1,625	—	1,625	214
Acquisition, terminated transaction and pre-opening expenses	1	7	994	954
Amortization of share-based compensation expense(2)	2,357	2,289	10,930	9,380
Non-cash ground rent and straight-line rent expense	(92)	126	145	508
Other income attributed to forfeited deposits recognized from terminated transactions(3)	—	—	(28,750)	—
Other non-recurring expenses(2)	196	—	2,568	—
Adjusted EBITDAre attributable to common stock and unit holders	$(10,094)	$71,994	$(51,733)	$302,118
Corporate-level costs and expenses	3,964	5,668	18,341	22,929
Income from transaction properties	3,192	(11,513)	11,847	(48,572)
Pro forma hotel level adjustments, net(4)	—	—	(281)	—
Gain on business interruption insurance	—	—	—	(823)
Same-Property Hotel EBITDA attributable to common stock and unit holders(5)	$(2,938)	$66,149	$(21,826)	$275,652
1.During the year ended December 31, 2020, the Company recognized an $8.9 million impairment loss related to Renaissance Austin Hotel, which was attributed to its carrying value exceeding the undiscounted cash flows over a shortened hold period due to the expected sale. The hotel was subsequently sold in November 2020. In addition, during the year ended December 31, 2020, the Company recognized goodwill impairments totaling $20.1 million attributed to Andaz Savannah and Bohemian Hotel Savannah Riverfront, Autograph Collection. These goodwill impairments were directly attributed to existing weakness due to new supply in the market and the material adverse impact that the COVID-19 pandemic has had, and is expected to continue to have, on the results of operations at each hotel. During the year ended December 31, 2019, the Company recognized a long-lived asset impairment charge of $14.8 million attributed to Marriott Chicago at Medical District/UIC and a goodwill impairment charge of $9.4 million attributed to Bohemian Hotel Savannah Riverfront, Autograph Collection.
2.During the year ended December 31, 2020, the Company restructured its corporate office in order to preserve capital over the long-term as a result of the material and adverse impact COVID-19 has had, and is expected to continue to have, on the Company's results of operations. As a result during the three months and year ended December 31, 2020, the Company incurred $0.1 million and $1.6 million of accelerated amortization of share-based compensation expense and $0.1 million and $1.9 million of other non-recurring expenses for severance related costs, respectively. In addition, during the three months and year ended December 31, 2020, the Company incurred other non-recurring expenses for legal costs of $0.1 million and $0.7 million to amend the terms of its debt, respectively.

3.During the year ended December 31, 2020, the Company recognized other income of $28.8 million, as a result of forfeited deposits from terminated transactions.
4.Includes the NOI guaranty payment at Andaz San Diego for the year ended December 31, 2020.
5.See the reconciliation of Total Revenues and Total Hotel Operating Expenses on a consolidated GAAP basis to Total Same-Property Revenues and Total Same-Property Hotel Operating Expenses and the calculation of Same-Property Hotel EBITDA and Hotel EBITDA Margin for the year ended December 31, 2020 and 2019 on page 18.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income (Loss) to FFO and Adjusted FFO
For the Three Months and Years Ended December 31, 2020 and 2019
(Unaudited)
($ amounts in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income (loss)	$25,342	$16,086	$(166,886)	$57,243
Adjustments:
Depreciation and amortization related to investment properties	34,752	36,271	146,119	154,729
Impairment of investment properties(1)	—	9,400	29,044	24,171
(Gain) loss on sale of investment properties	(93,630)	947	(93,630)	947
FFO attributable to common stock and unit holders	$(33,536)	$62,704	$(85,353)	$237,090
Reconciliation to Adjusted FFO
Loss on extinguishment of debt	1,625	—	1,625	214
Acquisition, terminated transaction and pre-opening expenses	1	7	994	954
Loan related costs, net of adjustment related to non-controlling interests(2)	1,668	623	3,874	2,452
Amortization of share-based compensation expense(3)	2,357	2,289	10,930	9,380
Non-cash ground rent and straight-line rent expense	(92)	126	145	508
Other income attributed to deposits recognized from terminated transactions(4)	—	—	(28,750)	—
Other non-recurring expenses(3)	196	—	2,568	—
Adjusted FFO attributable to common stock and unit holders	$(27,781)	$65,749	$(93,967)	$250,598
Weighted-average shares outstanding - Diluted(5)	114,793	114,338	114,403	114,296
Adjusted FFO per diluted share	$(0.24)	$0.58	$(0.82)	$2.19
1.During the year ended December 31, 2020, the Company recognized an $8.9 million impairment loss related to Renaissance Austin Hotel, which was attributed to its carrying value exceeding the undiscounted cash flows over a shortened hold period due to the expected sale. The hotel was subsequently sold in November 2020. In addition, during the year ended December 31, 2020, the Company recognized goodwill impairments totaling $20.1 million attributed to Andaz Savannah and Bohemian Hotel Savannah Riverfront, Autograph Collection. These goodwill impairments were directly attributed to existing weakness due to new supply in the market and the material adverse impact that the COVID-19 pandemic has had, and is expected to continue to have, on the results of operations at each hotel. During the year ended December 31, 2019, the Company recognized a long-lived asset impairment charge of $14.8 million attributed to Marriott Chicago at Medical District/UIC and a goodwill impairment charge of $9.4 million attributed to Bohemian Hotel Savannah Riverfront, Autograph Collection.
2.Loan related costs included amortization of debt premiums, discounts and deferred loan origination costs.
3.During the year ended December 31, 2020, the Company restructured its corporate office in order to preserve capital over the long-term as a result of the material and adverse impact COVID-19 has had, and is expected to continue to have, on the Company's results of operations. As a result during the three months and year ended December 31, 2020, the Company incurred $0.1 million and $1.6 million of accelerated amortization of share-based compensation expense and $0.1 million and $1.9 million of other non-recurring expenses for severance related costs, respectively. In addition, during the three months and year ended December 31, 2020, the Company incurred other non-recurring expenses for legal costs of $0.1 million and $0.7 million to amend the terms of its debt, respectively.
4.During the year ended December 31, 2020, the Company recognized other income of $28.8 million as a result of forfeited deposits from terminated transactions.
5.Diluted weighted-average number of shares of common stock outstanding plus the weighted-average vested Operating Partnership units for the respective periods presented in thousands.

Xenia Hotels & Resorts, Inc.
Debt Summary as of December 31, 2020
($ amounts in thousands)

	Rate Type	Rate(1)		Maturity Date	Outstanding as of December 31, 2020(2)

Mortgage Loans
Kimpton Hotel Palomar Philadelphia	Fixed(3)	4.14%		January 2023	57,660
Renaissance Atlanta Waverly Hotel & Convention Center	Partially Fixed(4)	3.74%		August 2024	100,000
Andaz Napa	Partially Fixed (5)	3.55%		September 2024	56,000
The Ritz-Carlton, Pentagon City	Fixed(6)	4.95%		January 2025	65,000
Grand Bohemian Hotel Orlando, Autograph Collection	Fixed	4.53%		March 2026	57,857
Marriott San Francisco Airport Waterfront	Fixed	4.63%		May 2027	115,762
Total Mortgage Loans		4.08%	(7)		$452,279
Corporate Credit Facilities
Revolving Credit Facility(8)	Variable	2.93%		February 2024	163,093
Corporate Credit Facility Term Loan $150M	Partially Fixed(9)	3.77%		August 2023	150,000
Corporate Credit Facility Term Loan $125M	Partially Fixed(10)	3.92%		September 2024	125,000
Total Corporate Credit Facilities		3.50%	(7)		$438,093
Senior Notes $500M	Fixed	6.38%		August 2025	500,000
Loan premiums, discounts and unamortized deferred premium financing costs, net(11)					(15,892)
Total Debt, net of loan premiums, discounts and unamortized deferred financing costs		4.78%	(7)		$1,374,480
1.The variable index for secured mortgage loans is one-month LIBOR and the variable index for corporate credit facilities reflects a 25 basis point LIBOR floor which is applicable for the value of all corporate credit facilities not currently subject to an interest rate hedge.
2.For certain mortgage loans, includes deferred interest balances in accordance with the respective amended loan agreement as applicable.
3.A variable interest loan for which the interest rate has been fixed through maturity.
4.A variable interest loan for which the interest rate has been fixed on $90 million of the balance through January 2022, after which the rate reverts to variable.
5.A variable interest loan for which the interest rate has been fixed on $51 million of the balance through January 2022, after which the rate reverts to variable.
6.A variable interest loan for which the interest rate has been fixed through January 2023.
7.Weighted-average interest rate as of December 31, 2020.
8.In October, the Company increased commitments under the revolving credit facility by $23 million to $523 million through February 2022, after which the total commitments will decrease to $450 million through February 2024. This reflects a two year extension of the maturity date.
9.A variable interest loan for which LIBOR has been fixed for $125 million of the balance for certain interest periods through October 2022. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio. The applicable interest rate has been set to the highest level of grid-based pricing during the Covenant Waiver Period.
10.A variable interest loan for which LIBOR has been fixed for certain interest periods through September 2022. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio. The applicable interest rate has been set to the highest level of grid-based pricing during the Covenant Waiver Period.
11.Includes loan premiums, discounts and deferred financing costs, net of accumulated amortization.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel EBITDA and Hotel EBITDA Margin
For the Three Months and Years Ended December 31, 2020 and 2019
($ amounts in thousands)

	Three Months Ended December 31,				Year Ended December 31,
	2020	2019		Change	2020	2019		Change
Same-Property Revenues(1):
Rooms revenues	$44,002	$139,723		(68.5)%	$197,895	$585,018		(66.2)%
Food and beverage revenues	18,035	89,421		(79.8)%	99,464	343,885		(71.1)%
Other revenues	11,686	18,169		(35.7)%	42,955	71,294		(39.7)%
Total Same-Property revenues	$73,723	$247,313		(70.2)%	$340,314	$1,000,197		(66.0)%
Same-Property Expenses(1):
Rooms expenses	$14,700	$34,197		(57.0)%	$64,043	$140,513		(54.4)%
Food and beverage expenses	17,458	57,802		(69.8)%	87,204	226,398		(61.5)%
Other direct expenses	3,199	6,547		(51.1)%	12,426	26,117		(52.4)%
Other indirect expenses	28,708	61,199		(53.1)%	142,850	245,754		(41.9)%
Management and franchise fees	2,340	9,806		(76.1)%	10,237	38,902		(73.7)%
Real estate taxes, personal property taxes and insurance	9,840	10,639		(7.5)%	43,547	42,900		1.5%
Ground lease expense	416	974		(57.3)%	1,833	3,961		(53.7)%
Total Same-Property hotel operating expenses	$76,661	$181,164		(57.7)%	$362,140	$724,545		(50.0)%

Same-Property Hotel EBITDA(1)	$(2,938)	$66,149		(104.4)%	$(21,826)	$275,652		(107.9)%
Same-Property Hotel EBITDA Margin(1)	(4.0)%	26.7%	(3,073)	bps	(6.4)%	27.6%	(3,397)	bps
1.“Same-Property” includes all hotels owned as of December 31, 2020, except for Hyatt Regency Portland at the Oregon Convention Center, which commenced operations in late December 2019. Includes hotels that had temporarily suspended operations for a portion of the year ended December 31, 2020. "Same-Property" also includes disruption from the COVID-19 pandemic in 2020 results and renovation disruption for multiple capital projects during the periods presented, and excludes the NOI guaranty payment at Andaz San Diego. The following is a reconciliation of Total Revenues and Total Hotel Operating Expenses consolidated on a GAAP basis to Total Same-Property Revenues and Total Same-Property Hotel Operating Expenses for the years ended December 31, 2020 and 2019:

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Total Revenues - GAAP	$75,647	$282,185	$369,776	$1,149,087
Hotel revenues from sold hotels	(1,904)	(34,772)	(25,878)	(148,791)
Other revenues	(20)	(100)	(3,584)	(99)
Total Same-Property Revenues	$73,723	$247,313	$340,314	$1,000,197

Total Hotel Operating Expenses - GAAP	$70,351	$192,805	$351,533	$772,857
Real estate taxes, personal property taxes and insurance	11,155	11,216	50,955	50,184
Ground lease expense, net(a)	416	974	1,833	3,961
Other expense / (income)	(65)	(62)	(257)	10
Corporate-level costs and expenses	(80)	(410)	(896)	(2,109)
Hotel expenses from sold hotels	(5,116)	(23,359)	(41,028)	(100,358)
Total Same-Property Hotel Operating Expenses	$76,661	$181,164	$362,140	$724,545
a.Excludes non-cash ground rent expense.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Portfolio Data by Market
As of December 31, 2020

Market(2)	% of 2019 Hotel EBITDA(3)	Number of Hotels	Number of Rooms
Houston, TX	12%	3	1,220
Orlando, FL	12%	3	1,141
Phoenix, AZ	11%	2	612
Dallas, TX	9%	2	961
San Francisco/San Mateo, CA	9%	1	688
San Jose/Santa Cruz, CA	7%	1	505
Atlanta, GA	6%	2	649
San Diego, CA	5%	2	486
Denver, CO	4%	2	391
Washington, DC-MD-VA	4%	2	472
Other	21%	14	2,286
Same-Property(1)	100%	34	9,411
Hyatt Regency Portland at the Oregon Convention Center		1	600
Total Portfolio		35	10,011
1."Same-Property” includes all hotels owned as of December 31, 2020, except for Hyatt Regency Portland at the Oregon Convention Center, which commenced operations in late December 2019.
2.As defined by STR, Inc.
3.Based on year end 2019 Hotel EBITDA as 2020 is not representative of typical operating results.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Portfolio Data by Market
For the Three Months and Years Ended December 31, 2020 and 2019

	Three Months Ended			Three Months Ended
	December 31, 2020			December 31, 2019			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Market
Houston, TX	32.1%	$134.92	$43.35	69.9%	$174.06	$121.74	(64.4)%
Orlando, FL	29.2%	150.01	43.80	78.5%	195.26	153.28	(71.4)%
Phoenix, AZ	27.7%	282.89	78.40	68.9%	282.53	194.62	(59.7)%
Dallas, TX	14.7%	112.99	16.58	64.2%	187.68	120.56	(86.2)%
San Francisco/San Mateo, CA	15.2%	137.65	20.88	84.9%	242.91	206.16	(89.9)%
San Jose/Santa Cruz, CA	12.9%	100.58	13.00	78.7%	246.62	194.13	(93.3)%
Atlanta, GA	34.8%	158.76	55.19	67.7%	198.93	134.61	(59.0)%
San Diego, CA	23.5%	353.63	83.25	61.2%	228.62	139.89	(40.5)%
Denver, CO	28.5%	210.46	59.90	71.1%	265.30	188.62	(68.2)%
Washington, DC-MD-VA	33.9%	157.95	53.53	75.0%	252.03	188.94	(71.7)%
Other	35.1%	206.48	72.42	75.3%	233.54	175.86	(58.8)%
Total	27.8%	$182.64	$50.82	72.9%	$221.40	$161.36	(68.5)%

	Year Ended			Year Ended
	December 31, 2020			December 31, 2019			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Market
Houston, TX	27.5%	$159.03	$43.76	71.2%	$177.67	$126.58	(65.4)%
Orlando, FL	29.1%	190.06	55.26	77.8%	194.64	151.42	(63.5)%
Phoenix, AZ	30.1%	300.97	90.59	72.9%	278.33	203.02	(55.4)%
Dallas, TX	18.9%	175.71	33.15	69.1%	188.85	130.55	(74.6)%
San Francisco/San Mateo, CA	26.5%	210.33	55.69	91.0%	244.08	222.13	(74.9)%
San Jose/Santa Cruz, CA	17.5%	219.81	38.43	81.9%	256.87	210.38	(81.7)%
Atlanta, GA	30.4%	179.19	54.44	75.1%	197.98	148.77	(63.4)%
San Diego, CA	19.0%	258.81	49.21	71.5%	257.94	184.35	(73.3)%
Denver, CO	31.6%	216.94	68.63	78.6%	268.79	211.37	(67.5)%
Washington, DC-MD-VA	33.2%	179.69	59.63	77.5%	238.71	184.95	(67.8)%
Other	34.6%	208.83	72.15	77.1%	232.89	179.59	(59.8)%
Total	28.3%	$203.00	$57.45	76.3%	$223.26	$170.29	(66.3)%
1."Same-Property” includes all hotels owned as of December 31, 2020, except for Hyatt Regency Portland at the Oregon Convention Center, which commenced operations in late December 2019.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Historical Operating Data
($ amounts in thousands, except ADR and RevPAR)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2020	2020	2020	2020	2020
Occupancy	57.1%	3.9%	24.4%	27.8%	28.3%
ADR	$227.63	$184.17	$172.25	$182.64	$203.00
RevPAR	$129.93	$7.19	$42.09	$50.82	$57.45

Hotel Revenues	$195,022	$13,860	$57,710	$73,723	$340,314
Hotel EBITDA	$31,235	$(35,529)	$(14,595)	$(2,938)	$(21,826)
Hotel EBITDA Margin	16.0%	(256.3)%	(25.3)%	(4.0)%	(6.4)%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2019	2019	2019	2019	2019
Occupancy	76.3%	79.8%	76.2%	72.9%	76.3%
ADR	$235.10	$225.71	$210.91	$221.40	$223.26
RevPAR	$179.27	$180.05	$160.79	$161.36	$170.29

Hotel Revenues	$264,198	$261,163	$227,522	$247,313	$1,000,197
Hotel EBITDA	$78,868	$77,536	$53,099	$66,149	$275,652
Hotel EBITDA Margin	29.9%	29.7%	23.3%	26.7%	27.6%
1."Same-Property” includes all hotels owned as of December 31, 2020, except for Hyatt Regency Portland at the Oregon Convention Center, which commenced operations in late December 2019. Includes hotels that had temporarily suspended operations for a portion of the year ended December 31, 2020, as if all hotels rooms were available for sale. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented, disruption from the COVID-19 pandemic in 2020, and excludes NOI guaranty payment at the Andaz San Diego.

Xenia Hotels & Resorts, Inc.
Statistical Data by Property
For the Years Ended December 31, 2020 and 2019

	December 31, 2020			December 31, 2019
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR Change
Andaz Napa	42.8%	$240.40	$102.86	84.6%	$324.55	$274.44	(62.5)%
Andaz San Diego	31.1%	189.99	59.10	83.1%	228.28	189.81	(68.9)%
Andaz Savannah	49.0%	166.31	81.57	79.4%	202.24	160.64	(49.2)%
Bohemian Hotel Celebration, Autograph Collection	33.2%	175.71	58.35	74.1%	185.19	137.24	(57.5)%
Bohemian Hotel Savannah Riverfront, Autograph Collection	53.6%	253.01	135.59	80.7%	267.97	216.24	(37.3)%
Fairmont Dallas	18.4%	176.74	32.52	72.0%	183.09	131.82	(75.3)%
Fairmont Pittsburgh	25.9%	203.74	52.75	73.2%	247.45	181.20	(70.9)%
Grand Bohemian Hotel Charleston, Autograph Collection	53.0%	261.87	138.75	82.3%	319.67	263.16	(47.3)%
Grand Bohemian Hotel Mountain Brook, Autograph Collection	57.3%	235.87	135.20	82.8%	253.12	209.62	(35.5)%
Grand Bohemian Hotel Orlando, Autograph Collection	37.2%	199.36	74.25	78.6%	226.86	178.36	(58.4)%
Hyatt Centric Key West Resort & Spa	56.2%	378.28	212.62	88.5%	392.94	347.80	(38.9)%
Hyatt Regency Grand Cypress	25.9%	188.54	48.78	78.1%	185.68	144.98	(66.4)%
Hyatt Regency Santa Clara	17.5%	219.81	38.43	81.9%	256.87	210.38	(81.7)%
Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch	28.3%	284.17	80.51	72.8%	269.04	195.80	(58.9)%
Kimpton Canary Hotel Santa Barbara	38.9%	328.80	127.97	75.8%	356.73	270.32	(52.7)%
Kimpton Hotel Monaco Chicago	23.2%	132.15	30.66	71.6%	217.38	155.67	(80.3)%
Kimpton Hotel Monaco Denver	32.5%	144.26	46.95	77.0%	207.25	159.50	(70.6)%
Kimpton Hotel Monaco Salt Lake City	35.2%	169.43	59.56	74.7%	197.44	147.52	(59.6)%
Kimpton Hotel Palomar Philadelphia	29.4%	167.78	49.36	83.5%	243.78	203.55	(75.8)%
Kimpton Lorien Hotel & Spa	48.7%	129.14	62.85	80.1%	199.73	159.99	(60.7)%
Kimpton RiverPlace Hotel	36.9%	204.82	75.68	84.7%	249.54	211.37	(64.2)%
Loews New Orleans Hotel	26.8%	180.01	48.18	72.7%	194.70	141.48	(65.9)%
Marriott Charleston Town Center	22.7%	113.94	25.87	70.7%	112.28	79.34	(67.4)%
Marriott Dallas Downtown	19.5%	174.43	33.98	65.4%	197.17	128.88	(73.6)%
Marriott San Francisco Airport Waterfront	26.5%	210.33	55.69	91.0%	244.08	222.13	(74.9)%
Marriott Woodlands Waterway Hotel & Convention Center	30.5%	166.87	50.89	69.9%	206.83	144.64	(64.8)%
Park Hyatt Aviara Resort, Golf Club & Spa	13.1%	338.07	44.40	65.8%	276.16	181.69	(75.6)%

Xenia Hotels & Resorts, Inc.
Statistical Data by Property (Continued)
For the Years Ended December 31, 2020 and 2019

	December 31, 2020			December 31, 2019
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR Change
Renaissance Atlanta Waverly Hotel & Convention Center	29.5%	$133.69	$39.47	75.5%	$162.39	$122.53	(67.8)%
Royal Palms Resort & Spa, The Unbound Collection by Hyatt	37.4%	353.66	132.35	73.6%	316.39	232.91	(43.2)%
The Ritz-Carlton, Denver	30.8%	288.85	88.90	80.2%	324.02	259.91	(65.8)%
The Ritz-Carlton, Pentagon City	28.6%	204.88	58.69	76.7%	250.65	192.27	(69.5)%
Waldorf Astoria Atlanta Buckhead	33.9%	342.05	115.96	73.9%	347.40	256.65	(54.8)%
Westin Galleria Houston & Westin Oaks Houston at The Galleria	26.3%	155.45	40.95	71.8%	166.46	119.46	(65.7)%
Same-Property Portfolio(1)	28.3%	$203.00	$57.45	76.3%	$223.26	$170.29	(66.3)%
Hyatt Regency Portland at the Oregon Convention Center	6.2%	$142.60	$8.91
1."Same-Property” includes all hotels owned as of December 31, 2020, except for Hyatt Regency Portland at the Oregon Convention Center, which commenced operations in late December 2019. Includes hotels that had temporarily suspended operations for a portion of the year ended December 31, 2020 as if all hotels rooms were available for sale. "Same-Property" also includes disruption from the COVID-19 pandemic in 2020 and renovation disruption for multiple capital projects during the periods presented.

Xenia Hotels & Resorts, Inc.
Financial Data by Property
For the Years Ended December 31, 2020 and 2019

	Year Ended December 31, 2020			Year Ended December 31, 2019
	Hotel EBITDA ($000s)	EBITDA / Key	Hotel EBITDA Margin	Hotel EBITDA ($000s)	EBITDA / Key	Hotel EBITDA Margin	EBITDA Change	Margin Change
Andaz Napa	$540	$3,828	8.1%	$7,383	$52,362	39.7%	(92.7)%	(3,156)	bps
Andaz San Diego	(1,846)	(11,608)	(29.7)%	4,052	25,484	24.1%	(145.6)%	(5,383)	bps
Andaz Savannah	608	4,024	11.3%	3,375	22,351	31.0%	(82.0)%	(1,968)	bps
Bohemian Hotel Celebration, Autograph Collection	(207)	(1,796)	(5.2)%	1,814	15,774	20.8%	(111.4)%	(2,597)	bps
Bohemian Hotel Savannah Riverfront, Autograph Collection	1,181	15,748	18.2%	2,916	38,880	25.9%	(59.5)%	(767)	bps
Fairmont Dallas	(2,810)	(5,155)	(24.5)%	14,075	25,826	29.7%	(120.0)%	(5,424)	bps
Fairmont Pittsburgh	(3,159)	(17,073)	(53.3)%	2,928	15,827	13.4%	(207.9)%	(6,668)	bps
Grand Bohemian Hotel Charleston, Autograph Collection	68	1,353	1.4%	1,825	36,500	20.6%	(96.3)%	(1,920)	bps
Grand Bohemian Hotel Mountain Brook, Autograph Collection	982	9,920	11.2%	4,334	43,789	27.9%	(77.3)%	(1,673)	bps
Grand Bohemian Hotel Orlando, Autograph Collection	1,602	6,484	13.7%	8,938	36,186	32.8%	(82.1)%	(1,907)	bps
Hyatt Centric Key West Resort & Spa	4,718	39,318	37.2%	9,185	76,542	44.6%	(48.6)%	(737)	bps
Hyatt Regency Grand Cypress	1	1	—%	21,143	27,141	25.9%	(100.0)%	(2,593)	bps
Hyatt Regency Santa Clara	(3,486)	(6,904)	(30.4)%	18,194	36,028	30.9%	(119.2)%	(6,125)	bps
Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch	4,319	8,761	15.2%	23,001	46,655	32.0%	(81.2)%	(1,684)	bps
Kimpton Canary Hotel Santa Barbara	50	515	0.8%	4,107	42,340	25.0%	(98.8)%	(2,424)	bps
Kimpton Hotel Monaco Chicago	(3,107)	(16,268)	(100.3)%	2,159	11,304	13.9%	(243.9)%	(11,421)	bps
Kimpton Hotel Monaco Denver	(1,638)	(8,669)	(30.5)%	4,693	24,831	24.3%	(134.9)%	(5,477)	bps
Kimpton Hotel Monaco Salt Lake City	1,059	4,705	14.9%	6,193	27,524	33.1%	(82.9)%	(1,822)	bps
Kimpton Hotel Palomar Philadelphia	(1,328)	(5,773)	(24.5)%	7,748	33,687	35.9%	(117.1)%	(6,038)	bps
Kimpton Lorien Hotel & Spa	(447)	(4,174)	(11.3)%	2,364	22,093	20.2%	(118.9)%	(3,149)	bps
Kimpton RiverPlace Hotel	(357)	(4,202)	(9.6)%	2,713	31,918	23.7%	(113.2)%	(3,327)	bps
Loews New Orleans Hotel	(2,038)	(7,150)	(30.4)%	4,595	16,123	21.0%	(144.4)%	(5,141)	bps
Marriott Charleston Town Center	(1,585)	(4,502)	(35.2)%	2,715	7,713	18.8%	(158.4)%	(5,396)	bps
Marriott Dallas Downtown	(419)	(1,007)	(5.4)%	9,843	23,661	36.4%	(104.3)%	(4,182)	bps
Marriott San Francisco Airport Waterfront	(1,902)	(2,764)	(10.2)%	23,840	34,651	32.1%	(108.0)%	(4,235)	bps
Marriott Woodlands Waterway Hotel & Convention Center	1,445	4,188	10.6%	15,879	46,026	39.3%	(90.9)%	(2,874)	bps
Park Hyatt Aviara Resort, Golf Club & Spa	(6,672)	(20,404)	(31.1)%	8,558	26,171	13.5%	(178.0)%	(4,464)	bps

Xenia Hotels & Resorts, Inc.
Financial Data by Property (Continued)
For the Years Ended December 31, 2020 and 2019

	Year Ended December 31, 2020			Year Ended December 31, 2019
	Hotel EBITDA ($000s)	EBITDA / Key	Hotel EBITDA Margin	Hotel EBITDA ($000s)	EBITDA / Key	Hotel EBITDA Margin	EBITDA Change	Margin Change
Renaissance Atlanta Waverly Hotel & Convention Center	$1,182	$2,265	8.0%	$14,536	$27,847	34.8%	(91.9)%	(2,676)	bps
Royal Palms Resort & Spa, The Unbound Collection by Hyatt	2,132	17,912	16.0%	6,748	56,706	25.5%	(68.4)%	(945)	bps
The Ritz-Carlton, Denver	(2,158)	(10,684)	(17.8)%	7,540	37,327	20.8%	(128.6)%	(3,864)	bps
The Ritz-Carlton, Pentagon City	(4,555)	(12,479)	(40.4)%	9,276	25,414	23.4%	(149.1)%	(6,380)	bps
Waldorf Astoria Atlanta Buckhead	(346)	(2,727)	(4.0)%	2,542	20,016	12.6%	(113.6)%	(1,657)	bps
Westin Galleria Houston & Westin Oaks Houston at The Galleria	(3,653)	(4,175)	(18.1)%	16,440	18,789	27.4%	(122.2)%	(4,553)	bps
Same-Property Hotel EBITDA(1)	$(21,826)	$(2,319)	(6.4)%	$275,652	$29,290	27.6%	(107.9)%	(3,397)	bps
1."Same-Property” includes all hotels owned as of December 31, 2020, except for Hyatt Regency Portland at the Oregon Convention Center, which commenced operations in late December 2019. Includes hotels that had temporarily suspended operations for a portion of the year ended December 31, 2020 as if all hotels rooms were available for sale. "Same-Property" also includes disruption from the COVID-19 pandemic in 2020 and renovation disruption for multiple capital projects during the periods presented, and excludes the NOI guaranty payment at Andaz San Diego.